Exhibit 99.1

Conference call:	Today, August 9, 2012 at 4:30 P.M. EDT
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	(212) 231 2915 or (415) 226 5361

Wave Reports Q2 Revenues of $7.8M and Reviews

Recent Expansion of its OEM Sales Channel

Lee, MA—August 9, 2012—Wave Systems Corp. (NASDAQ: WAVX) today reported financial results for its second quarter (Q2) ended June 30, 2012 and highlighted recent progress in the expansion of its PC & mobile OEM distribution relationships.

“Wave has had a productive yet challenging first half of 2012,” said Wave CEO Steven Sprague. “Enthusiasm remains strong for the benefits of trusted computing technology within important industry sectors. However, converting interest into steady sales growth remains one of our biggest challenges. Q2 revenues were slightly better than those in the first quarter of this year, but were not as strong compared to Q2 ‘11, which benefitted from revenue recognized from two large enterprise orders. Expenses have also increased as a result of the substantial investment Wave has made to grow its sales infrastructure throughout Europe, expand its sales force in the US and consolidate the personnel and resources from the Q3 ‘11 acquisition of Safend.

“Wave’s disclosures over the past several months demonstrate the progress we have made in expanding the reach of our distribution channel. Our channel partners are on the front lines learning about the threats that many end-customers face and are seeking to address, including lost laptops, employee credentials being phished and corporate network vulnerabilities. Wave is very focused on supporting the channel to educate enterprises on how Trusted Computing technology can mitigate these threats at a competitive total cost of ownership. Ultimately, we believe our OEM channel partners serve as the foundation for our efforts to expand our Wave sales globally.

“In this vein, we were proud to announce a worldwide distribution agreement with Lenovo, the world’s second largest PC manufacturer. Lenovo has tested and approved Wave’s client and server software and is now able to promote and sell our solutions to enterprises and governments around the world. Also of significance was our license agreement with Samsung which permits the distribution of our EMBASSY Security Center and middleware on devices that include a Trusted Platform Module (TPM) security chip, for which Wave will receive a per unit royalty.  In addition, Wave secured an approved vendor arrangement with NATO, enabling NATO’s 28 member countries, including the United States European Command, to access our security portfolio.

“I am also pleased to report that we are realizing benefits from our investment in Safend. During the second quarter we completed the integration of Safend’s products, staff and operations into Wave. The Safend portfolio is a robust addition to our product suite and extends security capabilities into future Cloud-based services. Safend’s performance has been in-line with our expectations so far this year, and we are working toward continued improvements in the subsidiary’s sales contributions.

“Finally, our continued investments in research and development will yield a series of new product enhancements and offerings that will be announced in the next few months. We believe these innovations will further improve our competitive position by addressing new security threats and trends such as Bring Your Own Device (BYOD) and Cloud services that are shaping the way business is conducted.”

Recent Developments:

•                  Samsung Software License and Distribution Agreement For Devices Including a TPM

•                  Global Software Distribution Agreement with Lenovo, World’s 2nd Largest PC Maker

•                  NATO Communications and Information Agency Names Wave as Approved Vendor

Financial Review

In Q2 ‘12, Wave reported total net revenues of $7.8 million, including $0.4 million in services revenues and $1.6 million in licensing revenues from its Safend subsidiary. Wave’s Q2 ‘12 performance represents an 11% increase over Q1 ‘12 total net revenues of $7.0 million, but a 4% decline from total net revenues of $8.1 million in Q2 ‘11.

Year-ago second quarter revenues benefitted from two “large” enterprise-customer licenses that were recorded ratably during 2011 and amounted to an additional $2 million in the period compared to Q2 ‘12 or Q1 ‘12. Total billings were $6.9 million in Q2 ‘12, a 27% decline from the $9.4 million total in Q2 ‘11 which included a $3.5 million enterprise order from BASF. Total billings for Q2 ‘12 and Q1 ‘12 included $1.4 million and $1.8 million, respectively, from Safend, versus no contribution in Q2 ‘11. Q2 ‘12 billings also reflect approximately $0.4 million in professional services billed on a time and materials basis during the quarter.

Wave’s Q2 ‘12 combined SG&A and R&D expenses decreased by roughly $1.1 million to $13.7 million from Q1 ‘12, but rose $3.9 million over Q2 ‘11. The year-over year increase in SG&A and R&D expenses reflects an increase of approximately 60 new team members resulting from the Safend acquisition, as well as expanded staffing in engineering, sales & marketing and administration. The increased staffing & expenses support the development of new products and product features for the PC and mobile device markets. Additionally, higher overhead reflects increased sales and marketing and administrative staffing and programs required to support the geographical expansion of Wave’s marketing efforts and the support of an expanding base of OEM partners. The decrease in SG&A and R&D expenses versus Q1’ 12 reflects a variety of factors including lower professional services fees and lower salary and related expense from a modest decrease in employee headcount. Principally as a result of the Safend acquisition in Q3 ‘11, depreciation and amortization expense rose to $0.5 million in Q2 ‘12 versus $0.1 million in Q2 ‘11 and $0.5 million in Q1 ‘12.

Wave recorded a Q2 ‘12 net loss of $6.5 million, or $0.07 per basic and diluted share, as compared to a Q2 ‘11 net loss of $1.8 million, or $0.02 per basic and diluted share, and a Q1 ‘12 net loss of $8.3 million, or $0.09 per basic and diluted share. Per share figures are based on a weighted average number of basic shares outstanding during Q2 ‘12, Q2 ‘11 and Q1’12 of 92.5 million, 82.9 million and 90.2 million, respectively.

Wave reports EBITDAS, a non-GAAP measure defined as earnings before interest income (expense), income taxes, depreciation and amortization and stock-based compensation expense, in order to highlight its operational performance on a cash-flow basis. Wave recorded negative EBITDAS of $4.6 million in Q2 ‘12, compared with negative EBITDAS of $0.3 million in Q2 ‘11 and negative EBITDAS of $6.4 million in Q1 ‘12.

As of June 30, 2012, Wave’s total current assets were $6.9 million and total current liabilities, including the current portion of deferred revenue of $5.1 million, were $13.9 million. Cash and cash equivalents were $1.6 million at June 30, 2012, as compared to $2.3 million at March 31, 2012. Wave continues to utilize a variety of approaches to fund its working capital needs. In addition to its At The Market Issuance (ATM) structure and active working capital management methods, Wave has also established a receivables financing relationship that enables it to more readily monetize its largest receivables.

During the second quarter and to date in Q3 ‘12, Wave has raised net proceeds of approximately $3.8 million through the issuance of approximately 4.1 million shares of its Class A common stock at an average price of $0.97 per share through its At The Market Issuance (ATM) structure; share sales to date in Q3 ‘12 represent approximately $1.0 million of the net proceeds. Since inception of the ATM in January 2012, Wave has raised total net proceeds of $6.4 million through the issuance of 5.2 million shares of Class A common stock at an average price of $1.23 per share. The share sales are completed at market prices, with a 3% commission and without any warrant issuance.

Additionally, Wave announced earlier today that it has agreed to raise an additional $1.66 million through the sale of Class A common stock pursuant to its effective shelf registration statement.

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave has been a leading expert in this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:

Wave Systems Corp.	Investor Relations
Gerard T. Feeney, CFO	David Collins, Eric Lentini
413-243-1600	212-924-9800
wavx@catalyst-ir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net revenues:
Licensing	$7,361,102	$8,094,126	$14,019,369	$15,358,245
Services	400,372	—	724,242	212,117
Total net revenues	7,761,474	8,094,126	14,743,611	15,570,362

Operating expenses:
Licensing – cost of net revenues	458,237	382,060	921,867	680,941
Services – cost of net revenues	74,760	—	136,590	74,047
Selling, general, and administrative	8,624,691	6,222,036	18,398,474	12,282,943
Research and development	5,050,625	3,548,726	10,068,104	6,847,513
Total operating expenses	14,208,313	10,152,822	29,525,035	19,885,444
Operating loss	(6,446,839)	(2,058,696)	(14,781,424)	(4,315,082)
Other income (expense):
Net currency transaction gain (loss)	(13,812)	231,368	9,788	231,368
Net interest expense	(60,504)	(753)	(62,609)	(2,054)
Total other income (expense)	(74,316)	230,615	(52,821)	229,314
Net loss	$(6,521,155)	$(1,828,081)	$(14,834,245)	$(4,085,768)

Loss per common share – basic and diluted	$(0.07)	$(0.02)	$(0.16)	$(0.05)

Weighted average number of common shares outstanding during the period	92,483,493	82,939,649	91,358,548	82,547,321

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedules

(Unaudited)

	Three months ended		Six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Total net revenues	$7,761,474	$8,094,126	$14,743,611	$15,570,362
Increase (decrease) in deferred revenue	(820,021)	1,258,300	(895,599)	(640,559)

Total billings (Non-GAAP)	$6,941,453	$9,352,426	$13,848,012	$14,929,803

Net loss as reported	$(6,521,155)	$(1,828,081)	$(14,834,245)	$(4,085,768)
Net interest expense	60,504	753	62,609	2,054
Depreciation and amortization	545,731	137,053	1,072,520	260,861
Stock-based compensation expense	1,288,326	1,389,622	2,644,078	2,583,505

EBITDAS (Non-GAAP)	$(4,626,594)	$(300,653)	$(11,055,038)	$(1,239,348)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.  EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation and amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$1,570,573	$3,385,035
Accounts receivable, net of allowance for doubtful accounts of $-0- June 30, 2012 and December 31, 2011	3,521,934	7,198,645
Pledged receivables	1,009,430	—
Prepaid expenses	758,306	823,761
Total current assets	6,860,243	11,407,441
Property and equipment, net	1,076,726	1,236,844
Amortizable intangible assets, net	10,116,206	10,925,306
Goodwill	6,216,059	6,216,059
Other assets	327,010	336,607
Total Assets	24,596,244	30,122,257

Liabilities and Stockholders’ Equity
Current liabilities:
Secured borrowings	852,948	—
Accounts payable and accrued expenses	7,785,449	6,701,026
Current portion of capital lease payable	74,883	72,074
Deferred revenue	5,146,640	6,619,257
Total current liabilities	13,859,920	13,392,357
Long-term portion of capital lease payable	6,502	44,659
Other long-term liabilities	96,324	66,283
Royalty liability	4,121,397	4,043,163
Long-term deferred revenue	1,185,587	1,035,220
Total liabilities	19,269,730	18,581,682

Stockholders’ Equity:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 94,371,623 shares issued and outstanding in 2012 and 89,574,385 in 2011	943,716	895,744
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 35,556 shares issued and outstanding in 2012 and 2011	355	355
Capital in excess of par value	382,170,356	373,598,144
Accumulated deficit	(377,787,913)	(362,953,668)
Total Stockholders’ Equity	5,326,514	11,540,575
Total Liabilities and Stockholders’ Equity	$24,596,244	$30,122,257

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